                                                                  EXHIBIT 2.1A
================================================================================

                            ASSET PURCHASE AGREEMENT

                                     among:

                                CONRAD ISP, INC.
                             a Delaware corporation

                                       and

                                    ACG, INC.
                      a British Virgin Islands corporation


                             Dated February 10, 1999
================================================================================

                                TABLE OF CONTENTS

                                                                                                                Page
1.       SALE OF ASSETS; RELATED TRANSACTIONS.....................................................................1
         1.1      Sale of Assets..................................................................................1
         1.2      Purchase Price..................................................................................1
         1.3      Closing.........................................................................................1
         1.4      Retention of Liabilities........................................................................2
         1.5      Allocation......................................................................................3
         1.6      Sales Taxes.....................................................................................3
2.       REPRESENTATIONS AND WARRANTIES OF SELLER.................................................................3
         2.1      Organization; Corporate Matters.................................................................3
         2.2      Charter Documents; Records......................................................................3
         2.3      Capitalization..................................................................................3
         2.4      Financial Statements............................................................................4
         2.5      Absence of Changes..............................................................................4
         2.6      Title To Assets.................................................................................6
         2.7      Bank Accounts...................................................................................6
         2.8      Receivables.....................................................................................6
         2.9      Customers.......................................................................................7
         2.10     Inventory.......................................................................................7
         2.11     Equipment, Etc..................................................................................7
         2.12     Real Property...................................................................................7
         2.13     Proprietary Assets..............................................................................7
         2.14     Contracts.......................................................................................8
         2.15     Liabilities; Accounts Payable...................................................................9
         2.16     Compliance with Legal Requirements..............................................................9
         2.17     Governmental Authorizations....................................................................10
         2.18     Tax Matters....................................................................................10
         2.19     Employee And Labor Matters.....................................................................11
         2.20     Employee Benefit Plans.........................................................................12
         2.21     Environmental Matters..........................................................................12

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                               TABLE OF CONTENTS

                                   CONTINUED

                                                                                                                Page
         2.22     Performance of Services........................................................................13
         2.23     Insurance......................................................................................13
         2.24     Certain Payments, Etc..........................................................................13
         2.25     Proceedings; Orders............................................................................14
         2.26     Authority; Binding Nature of Agreements........................................................14
         2.27     Non-Contravention; Consents....................................................................15
         2.28     Brokers........................................................................................15
         2.29     Intercompany Agreements........................................................................15
         2.30     Full Disclosure................................................................................15
         2.31     Dormant Subsidiaries...........................................................................16
3.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................................................16
         3.1      Authority; Binding Nature of Agreements........................................................16
         3.2      Organization, Standing and Power...............................................................16
         3.3      Non-Contravention; Consents....................................................................16
         3.4      Legal Proceedings..............................................................................17
         3.5      Capitalization.................................................................................17
4.       CERTAIN COVENANTS OF SELLER.............................................................................17
         4.1      Required Actions...............................................................................17
         4.2      Prohibited Actions.............................................................................19
         4.3      No Termination or Modification.................................................................20
         4.4      No Negotiation.................................................................................20
5.       CERTAIN COVENANTS.......................................................................................20
         5.1      Further Assurances.............................................................................20
         5.2      Accounts Receivable Payment....................................................................21
         5.3      Restrictions on Transfer.......................................................................21
         5.4      Bridge Loan and Voting Agreement...............................................................21
         5.5      Shutdown of Dormant Subsidiaries...............................................................21
6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER........................................................21

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                               TABLE OF CONTENTS

                                   CONTINUED

                                                                                                                Page
         6.1      Accuracy of Representations....................................................................21
         6.2      Performance of Covenants.......................................................................21
         6.3      Agreements and Documents.......................................................................21
         6.4      No Restraints..................................................................................22
         6.5      No Legal Proceedings...........................................................................22
         6.6      Satisfactory Completion of Pre-Acquisition Review..............................................22
         6.7      Financing......................................................................................22
         6.8      No Material Adverse Change.....................................................................22
         6.9      Actions Satisfactory...........................................................................22
         6.10     Resolution of Obligations to Philip Wong.......................................................22
7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER...........................................................23
         7.1      Accuracy of Representations....................................................................23
         7.2      No Restraints..................................................................................23
         7.3      Agreements and Documents.......................................................................23
         7.4      No Legal Proceedings...........................................................................23
         7.5      Actions Satisfactory...........................................................................23
         7.6      Shareholder Approval...........................................................................24
8.       TERMINATION.............................................................................................24
         8.1      Termination Events.............................................................................24
         8.2      Termination Procedures.........................................................................24
         8.3      Effect of Termination..........................................................................24
9.       INDEMNIFICATION AND OTHER REMEDIES......................................................................25
         9.1      Survival of Representations and Covenants......................................................25
         9.2      Indemnification by the Seller..................................................................26
         9.3      Indemnification by the Purchaser...............................................................27
10.      MISCELLANEOUS PROVISIONS................................................................................27
         10.1     Certain Disclaimers............................................................................27
         10.2     Fees and Expenses..............................................................................28

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                               TABLE OF CONTENTS

                                   CONTINUED

                                                                                                                Page
         10.3     Attorneys' Fees................................................................................28
         10.4     Notices........................................................................................28
         10.5     Time of the Essence............................................................................28
         10.6     Headings.......................................................................................28
         10.7     Counterparts...................................................................................28
         10.8     Governing Law and Choice of Forum..............................................................29
         10.9     Successors and Assigns; Parties in Interest....................................................29
         10.10    Waiver.........................................................................................29
         10.11    Amendments.....................................................................................29
         10.12    Severability...................................................................................29
         10.13    Entire Agreement...............................................................................29
         10.14    Construction...................................................................................30


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                                LIST OF EXHIBITS

Exhibit A.........Certain Definitions

Exhibit B.........Purchased Assets

Exhibit C.........Escrow Agreement                                         *

Exhibit D.........Voting Agreement                                         *

Exhibit E.........Bill of Sale                                             *

Exhibit F.........Opinion of Harney Westwood and Riegels                   *

Exhibit G.........Form of Legal opinion of Cooley Godward LLP              *

Exhibit H.........Stockholder Representation Statement                     *

Exhibit I.........Disclosure Schedules                                     *

Exhibit J.........Assignment Agreement                                     *

* Exhibit omitted -- will be provided supplementally to the Commission upon request.

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is entered into as of February 10, 1999 by and between (i) CONRAD ISP, INC., a Delaware corporation ("PURCHASER") and (ii) ACG INC., a British Virgin Islands corporation ("SELLER"). Certain defined terms used herein shall have the meanings given to them on Exhibit A attached hereto.

                                     RECITAL

1. Seller, either directly or through the other members of the Seller Group, is engaged in the business of providing internet access and associated related services in Asia.

2. Seller wishes to provide for the sale of all of the assets of Seller relating to such business to Purchaser on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         The parties to this Agreement, intending to be legally bound, agree as follows:

1.       SALE OF ASSETS; RELATED TRANSACTIONS

         1.1 SALE OF ASSETS. At the Closing (as hereinafter defined), Seller shall cause to be sold, assigned, transferred, conveyed and delivered to Purchaser good, valid and marketable title to the all of the assets of the Seller, including the Purchased Assets listed on Exhibit B but excluding the Excluded Assets, free and clear of any and all Encumbrances, on the terms set forth in this Agreement.

         1.2 PURCHASE PRICE. As consideration for the sale of the Purchased Assets to Purchaser, Purchaser shall at the Closing:

              (a) pay to the Seller US $3,200,000 by wire transfer to an account specified by Seller;

              (b) pay US $800,000.00 (the "Holdback Funds"), by wire transfer at the Closing to an account at Norwest Bank to be held until released pursuant to the terms of an Escrow Agreement substantially in the form attached hereto as Exhibit C; and

              (c) issue to Seller's designees an aggregate of 1,250,000 shares of Series A Preferred Stock of Purchaser (the "Conrad ISP Shares"); and

         1.3 CLOSING.

              (a) The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 2595 Canyon Boulevard, Suite 250, Boulder, Colorado 80302 as soon as all closing conditions set forth in Sections 6 and 7 are satisfied or properly waived, or at such other place, time or date as the parties may mutually designate, including by facsimile transmission (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.")

              (b) At the Closing:

                   (i) Seller shall execute and deliver to Purchaser a certificate (the "Closing Certificate") setting forth the Seller's representation and warranty that (A) each of the representations and warranties made by the Seller in this Agreement were accurate in all respects as of the date of this Agreement, (B) except as expressly set forth in the Closing Certificate, each of the representations and warranties made by the Seller are accurate in all respects as of the Closing Date as if made on the Closing Date,
(C) each of the covenants and obligations that the Seller is required to have complied with or performed pursuant to this Agreement at or prior to the Closing have been duly complied with and performed in all respects, and (D) except as expressly set forth in the Closing Certificate, each of the conditions set forth in Sections 6.2, 6.3, 6.4 and 6.5 have been satisfied in all respects;

                   (ii) Seller shall execute and deliver to Purchaser the Assignment and Assumption Agreement and Bill of Sale in the form attached as Exhibit E transferring title to the Purchased Assets to Purchaser;

                  (iii) Seller shall cause to be executed and delivered to Purchaser (A) such other documents evidencing the transfer of the Purchased Assets to Purchaser as are reasonably requested by Purchaser, including without limitation any stock certificates representing shares of any other member of the Seller Group to be transferred by Seller, duly endorsed for transfer, (B) evidence that any notices or filings required to have been given to or made with Governmental Bodies in connection with the Transactions have been given and made and that all Consents required to have been obtained in connection with the Transactions have been obtained and (C) a legal opinion of BVI counsel, counsel to Seller, substantially in the form attached hereto as Exhibit F;

                   (iv) Purchaser shall pay the purchase price in the amount and in the manner set forth in Section 1.2;

                   (v) Seller and Purchaser shall enter into an Escrow Agreement, substantially in the form attached hereto as Exhibit C and Purchaser shall deposit the Holdback Funds in the escrow account; and

                   (vi) Purchaser shall deliver to Seller a legal opinion of Cooley Godward LLP in substantially the form attached hereto as Exhibit G.

         1.4 RETENTION OF LIABILITIES. Seller and its parent, Asia Communications Global Limited (Bermuda), shall retain all of their existing Liabilities. Each direct or indirect subsidiary of the Seller acquired by the Purchaser pursuant to this agreement shall also retain its Liabilities. Notwithstanding the foregoing, the retention of liabilities shall not be interpreted so as to modify either parties obligations to indemnify pursuant to
Section 9 hereof for breaches of the representations and warranties or covenants of this Agreement.


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


         1.5 ALLOCATION. The consideration referred to in Section 1.2 is to be allocated among the Purchased Assets in accordance with the mutual agreement of the parties. Such allocation shall thereafter be, conclusive and binding upon Purchaser, each member of the Seller Group for all purposes, and no party to this Agreement shall file any tax return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

         1.6 SALES TAXES. Seller shall bear and pay, and shall reimburse Purchaser for, any sales taxes, use taxes, stamp duty, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that are or that may become payable in connection with the sale of the Purchased Assets to the Purchaser or in connection with any of the other Transactions.

2.       REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as specifically set forth on the Disclosure Schedules, attached hereto as Exhibit I, the schedules of which are numbered to correspond to the Section numbers of this Agreement, Seller represents and warrants to, and for the benefit of, the Purchaser Indemnitees, as follows. For purposes of the representations and warranties set forth below, the parties acknowledge and agree that the term "Seller" shall include the Seller and each other member of the Seller Group. Further, the matters identified on the Disclosure Schedules are organized so as to disclose each such matter by reference to the specific member of the Seller Group to which such matter relates.

         2.1 ORGANIZATION; CORPORATE MATTERS. Part 2.1 of the Disclosure
Schedule identifies each member of the Seller Group and its jurisdiction of incorporation or formation. Each member of the Seller Group is a corporation or other similar organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. No member of the Seller Group owns, directly or indirectly, equity or debt instruments of any Entity nor is any member of the Seller Group a participant in any joint venture, partnership or similar arrangement. No member of the Seller Group is in receivership or liquidation, no member of the Seller Group has taken steps to enter liquidation, no petition has been presented for the winding up of any member of the Seller Group and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver of any such member. Except as set forth in Part 2.1 of the Disclosure Schedule, no member of the Seller Group is, or is required to be, qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than its jurisdiction of incorporation.

         2.2 CHARTER DOCUMENTS; RECORDS. Seller has not received any notice of any application or intended application for rectification of the Seller's or any other member's of the Seller Group register. All annual or other returns required to be filed with the appropriate Governmental Body by each member of the Seller Group have been properly filed within any applicable time limit and all Legal Requirements relating to the formation of such members, the issue of shares and other securities have been complied with.

         2.3 CAPITALIZATION. Part 2.3 of the Disclosure Schedule sets forth (i) the total number of authorized, issued and outstanding shares of each member of the Seller Group, (ii) the names of each shareholder of each member of the Seller Group, and (iii) the number of shares held by each such shareholder of each member of the Seller Group. Except as set forth in
Part 2.3 of the Disclosure Schedule, the only shareholders of the members of the Seller Group are other members of the Seller Group. The shares of each member of the Seller Group have been duly authorized and validly issued, are fully paid in cash and nonassessable and are free of preemptive rights. There are no outstanding options, warrants, calls, rights or commitments or any other agreements of any character relating to the sale, issuance or voting of any shares of any member of the Seller Group, whether issued or unissued, or any securities convertible into or evidencing the right to purchase any shares of any member of the Seller Group. Part 2.3 of the Disclosure Schedule also sets forth a complete and accurate organizational chart as of December 31, 1998, indicating the name of each member of the Seller Group, its relationship to the other members of the Seller Group and its jurisdiction of incorporation.

         2.4 FINANCIAL STATEMENTS. The Seller has delivered to the Purchaser the following financial statements (collectively, the "Financial Statements"): (a) the audited balance sheets of Asia Communications Group Limited, a Hong Kong corporation, Asia On-Line Limited, a Hong Kong corporation, Asia On-Line (Philippines) Limited, a Philippine corporation, and Seller, as of June 30, 1998 and June 30, 1997, and the related statements of income and retained earnings and cash flows for the years then ended, together with the notes thereto and the reports of KPMG with respect to the review thereof; and (b) the balance sheets of each of such entities as of December 31, 1998 (the "Unaudited Interim Balance Sheets"), and the related profit and loss statement for the six months then ended. The Financial Statements are accurate and complete in all respects except as set forth on Part 2.4 of the disclosure schedule, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the financial statements referred to in clause "(b)" of this Section 2.4 do not have notes) and present fairly the financial position of the each such member as of the respective dates thereof and the results of operations and cash flows of each such member for the periods covered thereby.

         2.5 ABSENCE OF CHANGES. Except as set forth in Part 2.5 of the Disclosure Schedule, since December 31, 1998:

              (a) there has not been any material adverse change in, and no event has occurred that might have a material adverse effect on, the business, condition, assets, liabilities, operations, financial performance, net income or prospects of any member of the Seller Group;

              (b) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the assets of any member of the Seller Group (whether or not covered by insurance);

              (c) no Seller Group member has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

              (d) no Seller Group member has issued any shares of capital stock or any instrument convertible into or exchangeable for shares of capital stock;

              (e) no Seller Group member has purchased or otherwise acquired any asset from any other Person, except for supplies or services acquired by the Seller Group member in the Ordinary Course of Business;

              (f) no Seller Group member has leased or licensed any asset from any other Person;

              (g) no Seller Group member has made any capital expenditure in excess of US $10,000;

              (h) no Seller Group member has sold or otherwise transferred, or leased or licensed, any asset to any other Person;

              (i) no Seller Group member has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

              (j) no Seller Group member has made any loan or advance to any other Person;

              (k) no Seller Group member has (i) established or adopted any Employee Benefit Plan, or (ii) paid an amount in excess of $10,000 per person or $50,000 in the aggregate for any bonus or made any profit-sharing or similar payment to, or increased the amount in excess of $10,000 per person or $50,000 in the aggregate for wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;

              (l) no Contract by which any member of the Seller Group or any of the assets owned or used by any member of the Seller Group is or was bound, or under which any member of the Seller Group has or had any rights or interest, has been amended or terminated;

              (m) no Seller Group member has incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by any such member in bona fide transactions entered into in the Ordinary Course of Business;

              (n) no Seller Group member has discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that (i) are reflected as current liabilities in the "liabilities" column of the Unaudited Interim Balance Sheet or have been incurred by such member of the Seller Group since December 31, 1998, in bona fide transactions entered into in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

              (o) no Seller Group member has forgiven any debt or otherwise released or waived any material right or claim;

              (p) no Seller Group member has changed any of its methods of accounting or accounting practices in any respect;

              (q) no Seller Group member has amended its charter documents;

              (r) no Seller Group member has entered into any transaction or taken any other action outside the Ordinary Course of Business; and

              (s) no Seller Group member has agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through "(r)" above.

         2.6 TITLE TO ASSETS. The Seller Group collectively, and each member of the Seller Group individually owns, and has good, valid and marketable title to, all of the assets purported to be owned by it, including: all assets reflected on the Unaudited Interim Balance Sheet; all assets acquired by any member of the Seller Group since December 31, 1998; all assets referred to in Parts 2.7 through 2.14 and Part 2.17 of the Disclosure Schedule; all rights of the Seller Group under the Seller Contracts; and all other assets reflected in the books and records of the Seller Group as being owned by any member of the Seller Group. Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by the applicable member of the Seller Group free and clear of any Encumbrances. Part 2.6 of the Disclosure Schedule identifies all of the assets that are being leased or licensed to any member of the Seller Group. All of the aforementioned assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Seller Group, collectively, and each member of the Seller Group, individually, to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

         2.7 BANK ACCOUNTS. Part 2.7 of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of any member of the Seller Group at any bank or other financial institution: (a) the name and location of the institution at which such account is maintained; (b) the name in which such account is maintained and the account number of such account; (c) a description of such account and the purpose for which such account is used; (d) the current balance in such account; (e) the rate of interest being earned on the funds in such account; and (f) the names of all individuals authorized to draw on or make withdrawals from such account. There are no safe deposit boxes or similar arrangements maintained by or for the benefit of any of the members of the Seller Group.

         2.8 RECEIVABLES. Part 2.8 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of each member of the Seller Group as of December 31, 1998. Except as set forth in Part 2.8 of the Disclosure Schedule, all existing accounts receivable of the Seller Group (including those accounts receivable reflected on the Unaudited Interim Balance Sheets that have not yet been collected and those accounts receivable that have arisen since December 31, 1998 and have not yet been collected): (i) represent valid obligations of customers of the Seller Group arising from bona fide transactions entered into in the Ordinary Course of Business; and (ii) are current and collectible in the Ordinary Course of Business.

         2.9 CUSTOMERS. Part 2.9 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that (together which such customer's or other Person's affiliates) accounted for more than US $10,000.00 of the gross revenues of the Seller Group in 1996, 1997, 1998. No member of the Seller Group has received any notice or other communication (in writing or otherwise), and no member of the Seller Group has received any other information, indicating that any customer or other Person identified or required to be identified in Part 2.9 of the Disclosure Schedule may cease dealing with the Seller Group or may otherwise reduce the volume of business transacted by such Person with the Seller Group below historical levels.

         2.10 INVENTORY. The Seller Group has no material inventory.

         2.11 EQUIPMENT, ETC. Part 2.11 of the Disclosure Schedule accurately identifies all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets owned by each member of the Seller Group. Part 2.11 of the Disclosure Schedule also accurately identifies all tangible assets leased to each member of the Seller Group. Each asset identified or required to be identified in Part 2.11 of the Disclosure
Schedule: (i) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted); (ii) complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements; and (iii) is adequate and appropriate for the uses to which it is being put. The assets identified in Part 2.11 of the Disclosure Schedule are adequate for the conduct of the business of the Seller Group in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

         2.12 REAL PROPERTY. The Seller Group does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.12 of the Disclosure Schedule. Part 2.12 of the Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises. Each member of the Seller Group enjoys peaceful and undisturbed possession of the premises leased by it.

         2.13 PROPRIETARY ASSETS.

              (a) Each member of the Seller Group has taken all reasonable measures and precautions necessary to protect and maintain the confidentiality and secrecy of all Seller Proprietary Assets (except Seller Group Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Seller Group Proprietary Assets.

              (b) All patents, trademarks, service marks and copyrights that are registered with any Governmental Body and held by any member of the Seller Group are valid and subsisting. None of the Seller Group Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. Except as set forth on Part 2.13(b), no member of the Seller Group is infringing, misappropriating or making any unlawful use of, and no such member has at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Seller, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Seller Proprietary Asset.

              (c) The Seller Group Proprietary Assets constitute all the Proprietary Assets necessary to enable the Seller Group to conduct its business in the manner in which such business is being conducted. No member of the Seller Group has licensed any of the Seller Proprietary Assets to any Person on an exclusive basis. No member of the Seller Group has entered into any covenant not to compete or Contract limiting its ability to exploit fully any of the Seller Proprietary Assets or to transact business in any market or geographical area or with any Person.

         2.14 CONTRACTS.

              (a) Part 2.14 of the Disclosure Schedule identifies and provides an accurate and complete description of each Seller Contract. The Seller has delivered to (or made available for inspection by) the Purchaser accurate and complete copies of all Contracts identified in Part 2.14 of the Disclosure Schedule, including all amendments thereto. Each Seller Contract is valid and in full force and effect.

              (b) Except as set forth in Part 2.14 of the Disclosure Schedule:
(i) no Person has violated or breached, or declared or committed any default under, any Seller Contract; (ii) no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Seller Contract,
(B) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Seller Contract, or (D) give any Person the right to cancel, terminate or modify any Seller Contract; (iii) no member of the Seller Group has received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Seller Contract; and (iv) no member of the Seller Group has waived any right under any Seller Contract.

              (c) To the best of the knowledge of the Seller, each Person against which any member of the Seller Group has or may acquire any rights under any Seller Contract is solvent and is able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities thereunder.

              (d) Except as set forth in Part 2.14 of the Disclosure Schedule, no member of the Seller Group has ever guaranteed or otherwise agreed to cause, insure or become liable for, and no member of the Seller Group has ever pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person.

              (e) The performance of the Seller Contracts will not result in any violation of or failure to comply with any Legal Requirement.

              (f) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the applicable member of the Seller Group under any Seller Contract or any other term or provision of any Seller Contract.

              (g) The Contracts identified in Part 2.14 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Seller Group to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted.

         2.15 LIABILITIES; ACCOUNTS PAYABLE.

              (a) Except as set forth in Part 2.15 of the Disclosure Schedule, no member of the Seller Group has any Liabilities, except for: (i) liabilities identified as such in the "liabilities" columns of the Unaudited Interim Balance Sheet ; (ii) accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by the members of the Seller Group in bona fide transactions entered into in the Ordinary Course of Business since December 31, 1998; and (iii) obligations under the Contracts listed in Part 2.14 of the Disclosure Schedule, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.

              (b) Part 2.15 of the Disclosure Schedule: (i) provides an accurate and complete breakdown and aging of the accounts payable of each member of the Seller Group as of December 31, 1998; (ii) provides an accurate and complete breakdown of any customer deposits or other deposits held by any member of the Seller Group as of the date of this Agreement; and (iii) provides an accurate and complete breakdown of all notes payable and other indebtedness of any member of the Seller Group as of the date of this Agreement.

              (c) No member of the Seller Group has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or
(vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.

         2.16 COMPLIANCE WITH LEGAL REQUIREMENTS. Except as set forth in Part
2.16 of the Disclosure Schedule: (a) each member of the Seller Group is in full compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets; (b) each member of the Seller Group has at all times been in full compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets; (c) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by any member of the Seller Group of, or a failure on the part of any such member of the Seller Group to comply with, any Legal Requirement; and (d) no member of the Seller Group has received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of such member of the Seller Group to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. The Seller has delivered to the Purchaser an accurate and complete copy of each report, study, survey or other document to which the Seller Group has access that addresses or otherwise relates to the compliance of the Seller Group with, or the applicability to the Seller Group of, any Legal Requirement. To the best of the knowledge of the Seller, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of the Seller Group or on the ability of the Seller or any other member of the Seller Group to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

         2.17 GOVERNMENTAL AUTHORIZATIONS. Part 2.17 of the Disclosure Schedule identifies: (a) each Governmental Authorization that is held by each member of the Seller Group; and (b) each other Governmental Authorization that, to the best of the knowledge of the Seller, is held by any employee of any member of the Seller Group and relates to or is useful in connection with the business of the Seller Group. Each Governmental Authorization identified or required to be identified in Part 2.17 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 2.17 of the Disclosure Schedule: (i) each member of the Seller Group is and has at all times been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.17 of the Disclosure Schedule;
(ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in
Part 2.17 of the Disclosure Schedule; (iii) no member of the Seller Group has ever received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization. The Governmental Authorizations identified in Part 2.17 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable each member of the Seller Group to conduct its business in the manner in which such business is currently being conducted and in the manner in which such business is proposed to be conducted, and (ii) to permit each member of the Seller Group to own and use its assets in the manner in which they are currently owned and used and in the manner in which they are proposed to be owned and used.

         2.18 TAX MATTERS.

              (a) Each tax required to have been paid, or claimed by any Governmental Body to be payable, by any member of the Seller Group has been duly paid in full on a timely basis. Any tax required to have been withheld or collected by any member of the Seller Group has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

              (b) Part 2.18 of the Disclosure Schedule accurately identifies each examination or audit of any tax return of any member of the Seller Group that has been conducted since any such member's inception. The Seller has delivered to the Purchaser accurate and complete copies of all audit reports and similar documents (to which the Seller Group has access) relating to such tax returns.

              (c) Except as set forth in Part 2.18 of the Disclosure Schedule, no claim or other Proceeding is pending or has been threatened against or with respect to any member of the Seller Group in respect of any tax. There are no unsatisfied Liabilities for taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any member of the Seller Group.

              (d) The information contained in any tax returns of Seller Group is accurate and complete in all material respects.

         2.19 EMPLOYEE AND LABOR MATTERS.

              (a) Part 2.19 of the Disclosure Schedule accurately sets forth, with respect to each employee of each member of the Seller Group (including any employee who is on a leave of absence or on layoff status): (i) the name and title of such employee; (ii) the aggregate dollar amounts of the compensation (including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Seller with respect to services performed in 1998; and (iii) such employee's annualized compensation as of the date of this Agreement.

              (b) Part 2.19 of the Disclosure Schedule accurately identifies each former employee of any member of the Seller Group who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits from such member of the Seller Group relating to such former employee's employment with such member; and Part 2.19 of the Disclosure Schedule accurately describes such benefits.

              (c) Except as set forth in Part 2.19 of the Disclosure Schedule, no member of the Seller Group is a party to or bound by, and no such member has ever been a party to or bound by, any employment contract or any union contract, collective bargaining agreement or similar Contract.

              (d) The employment of the employees of each member of the Seller Group is terminable at will and no employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by law. The Seller has delivered to the Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the members of the Seller Group.

              (e) To the best of the knowledge of the Seller: (i) no employee of any member of the Seller Group intends to terminate his or her employment; (ii) no employee of any member of the Seller Group has received an offer to join a business that may be competitive with the business of the Seller Group; and
(iii) no employee of any member of the Seller Group is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of one of the members of the Seller Group, or (B) the business of the Seller Group.

              (f) No member of the Seller Group is engaged in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any member of the Seller Group or any of its employees, and no Person has threatened to commence any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

              (g) Part 2.19 of the Disclosure Schedule sets forth the name of, and a general description of the services performed by, each independent contractor to whom any member of the Seller Group has made any payment since December 31, 1998.

         2.20 EMPLOYEE BENEFIT PLANS. Part 2.20 of the Disclosure Schedule identifies and provides an accurate and complete description of each employee benefit and employee welfare plans, contracts, agreements or obligations of any kind in effect with regard to the employees of any of the Seller Group members. Except as set forth on Part 2.20 of the Disclosure Schedule or otherwise required by applicable law, there are no retirement, pension, provident, superannuation or retirement benefit funds, schemes or arrangements under which any member of the Seller Group is obligated, contractually or otherwise, to provide retirement benefits of any kind (which expression shall include benefits payable upon retirement, leaving employment, death, disability, and any other benefits which are commonly provided for under provident or retirement schemes) to any of their owners, employees or officers or former owners, employees or officers or any spouse or other dependent of any of the same. Each such plan required to be identified on Part 2.20 of the Disclosure Schedule is being and has at all times been operated and administered in full compliance with the terms thereof. Each contribution or other payment that is required to have been accrued or made under or with respect to any such plan has been duly accrued and made on a timely basis. Each such plan has at all times complied and been operated and administered in full compliance with all applicable Legal Requirements.

         2.21 ENVIRONMENTAL MATTERS. Each member of the Seller Group is in compliance with all existing applicable Environmental Laws, except where the failure to be in compliance would not have a material adverse effect on the business, condition, assets, liabilities, operations, financial condition, net income or prospects of the Seller Group. No member of the Seller Group has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that any of member of the Seller Group is not in such compliance, and to the knowledge of the Seller, there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future. All permits and governmental authorizations required pursuant to the Environmental Laws have been obtained and are currently in force, and all such permits and other governmental authorizations are identified in Part 2.21 of the Disclosure Schedule. There is no Environmental Claim pending, or to the knowledge of the Seller, threatened against or involving any member of the Seller Group or against any person or entity whose liability for any Environmental Claim the Seller Group have or may have retained or assumed either contractually or by operation of law, and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release, emission, discharge or disposal of any Material of Environmental Concern, that would form the basis of any Environmental Claim against any member of the Seller Group.

         2.22 PERFORMANCE OF SERVICES. All services that have been performed by any member of the Seller Group were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements. The Purchaser will not incur or otherwise become subject to any Liability arising directly or indirectly from any services performed by the Seller Group prior to the date hereof. There is no claim pending or being threatened against any member of the Seller Group relating to any services performed by the Seller Group, and, to the best of the knowledge of the Seller, there is no basis for the assertion of any such claim.

         2.23 INSURANCE.

              (a) Part 2.23 of the Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, any member of the Seller Group: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (including all applicable coverage limits, deductible amounts and co-insurance arrangements; and (ii) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy or any predecessor insurance policy. Each of the policies identified in Part 2.23 of the Disclosure Schedule is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the best of the knowledge of the Seller, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis.

         2.24 CERTAIN PAYMENTS, ETC. No member of the Seller Group has, and no officer, employee, agent or other Person associated with or acting for or on behalf of any such member has, at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of any member of the Seller Group; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or
(f) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses "(a)" through "(e)" above.

         2.25 PROCEEDINGS; ORDERS. Except as set forth in Part 2.25 of the Disclosure Schedule, there is no pending Proceeding, and no Person to Seller's Knowledge has threatened to commence any Proceeding: (i) that involves any member of the Seller Group or that otherwise relates to or might affect the business of any member of the Seller Group or any of the assets of any member of the Seller Group (whether or not any member of the Seller Group is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in Part 2.25 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth in Part 2.25 of the Disclosure Schedule, no Proceeding has ever been commenced by or against any member of the Seller Group. The Seller has delivered to (or made available for inspection by) the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials (to which the Seller has access) that relate to the Proceedings identified in Part 2.25 of the Disclosure Schedule. To Seller's Knowledge, there is no Order to which any member of the Seller Group, or any of the assets owned or used by any member of the Seller Group, is subject; or that relates to the Seller's business or to any of the assets of any member of the Seller Group. There is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of any member of the Seller Group or on the ability of the Seller or any other member of the Seller Group to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

         2.26 AUTHORITY; BINDING NATURE OF AGREEMENTS. The Seller and each other member of the Seller Group has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by each member of the Seller Group of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of such member and its shareholders, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of the Seller and each other member of the Seller Group who is a party hereto, enforceable against the Seller and each such member in accordance with its terms except to the extent that enforceability may be limited by laws of general application related to bankruptcy, insolvency, and the release of debtors, or other similar laws presently or hereafter in effect relating to or affecting enforcement of creditors' rights generally and by rules of law governing specific performance, injunctive relief and other general principles of equity. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Seller and each other member of the Seller Group is a party will constitute the legal, valid and binding obligation of the Seller and each such member and will be enforceable against each such entity in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws presently or hereafter in effect relating to or affecting enforcement of creditors' rights generally and by general principles of equity.

         2.27 NON-CONTRAVENTION; CONSENTS. Except as set forth in Part 2.27 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

              (a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any member of the Seller Group, or any of the assets of any member of the Seller Group, is subject;

              (b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any member of the Seller Group or any employee of any member of the Seller Group;

              (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract listed on Part
2.14 of the Disclosure Schedule;

              (d) give any Person the right to (i) declare a default or exercise any remedy under any Contract listed on Part 2.14 of the Disclosure Schedule,
(ii) accelerate the maturity or performance of any Contract listed on Part 2.14 of the Disclosure Schedule, or (iii) cancel, terminate or modify any Contract listed on Part 2.14 of the Disclosure Schedule; or

              (e) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

         Except as set forth in Part 2.27 of the Disclosure Schedule, no member of the Seller Group was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

         2.28 BROKERS. No member of the Seller Group has agreed or become obligated to pay, or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

         2.29 INTERCOMPANY AGREEMENTS. Part 2.29 of the Disclosure Schedule sets forth all written agreements and obligations between any members of the Seller Group.

         2.30 FULL DISCLOSURE. None of the Transactional Agreements contains or will contain any untrue statement of fact; and none of the Transactional Agreements omits or will omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. All of the information set forth in the Disclosure Schedule, and all other information regarding the Seller Group, each member thereof and their respective business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Purchaser or any of the Purchaser's Representatives by or on behalf of any member of the Seller Group or by any Representative of any member of the Seller Group, is accurate and complete in all respects.

         2.31 DORMANT SUBSIDIARIES. The Dormant Subsidiaries have no existing business operations and have no Liabilities.

3.       REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to, and for the benefit of, Seller as follows:

         3.1 AUTHORITY; BINDING NATURE OF AGREEMENTS. Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under the Agreement. The execution, delivery and performance of the Agreement by Purchaser have been duly authorized by all necessary action on the part of Purchaser. The Agreement constitutes the legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

         3.2 ORGANIZATION, STANDING AND POWER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Agreement and all writings relating hereto. Purchaser owns no debt or equity instruments of another Entity (other than the Bridge Loan to Asia Online Inc.). Purchaser is not required to be qualified to do business as a foreign corporation in any foreign jurisdiction.

         3.3 NON-CONTRAVENTION; CONSENTS. Neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

              (a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Purchaser, or any of the assets of any member of the Purchaser, is subject;

              (b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Purchaser Governmental Authorization that is held by the Purchaser or any employee of any member of the Seller Group;

              (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Purchaser Contract; or

              (d) give any Person the right to (i) declare a default or exercise any remedy under any Purchaser Contract, (ii) accelerate the maturity or performance of any Purchaser Contract, or (iii) cancel, terminate or modify any Purchaser Contract.

         3.4 LEGAL PROCEEDINGS. There is no claim, action, suit, proceeding, investigation or inquiry pending before any federal, state or other court or governmental or administrative agency or, to Purchaser's Knowledge, threatened against Purchaser or any of Purchaser's properties, assets, operations or businesses that might prevent or delay the consummation of the transactions contemplated hereby.

         3.5 CAPITALIZATION. The authorized capital stock of the Purchaser, immediately prior to the Closing, will consist of (i) twenty million (20,000,000) shares of Common Stock, par value $.001 per share, of which one million seven hundred fifty thousand and ten (1,750,010) are issued and outstanding, and (ii) eight million five hundred thousand (8,500,000) shares of Preferred Stock, all of which are designated Series A Preferred Stock and five million eight hundred fifty-seven thousand thirty-two (5,857,032) of which are issued and outstanding. All issued and outstanding shares of the Purchaser's Common Stock and Preferred Stock (a) have been duly authorized and validly issued, (b) are fully paid and nonassessable and (c) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be (a) duly authorized and validly issued, (b) fully paid and nonassessable and (c) issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except for one million seven hundred fifty thousand (1,750,000) shares of Common Stock reserved for issuance pursuant to the Purchaser's 1999 Equity Incentive Plan, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Purchaser of any of its securities. When issued in compliance with the provisions of this Agreement, the Conrad ISP Shares will be validly issued, fully paid and nonassessable and will be free of any liens or encumbrances.

4.       CERTAIN COVENANTS OF SELLER

         4.1 REQUIRED ACTIONS. Between the date of this Agreement and the Closing Date, the Seller covenants that it will (and shall cause each member of the Seller Group to), in the conduct of the business of the Seller and the Seller Group, except as otherwise agreed by Purchaser in writing:

              (a) ACCESS TO INFORMATION. Give to Purchaser and its counsel, accountants, consultants and other representatives, at their sole expense and risk, reasonable access, during normal business hours, to such of the properties, books, accounts, contracts and records of the Seller Group, and furnish or otherwise make available to Purchaser all such information concerning the business and operations of the Seller Group as Purchaser may reasonably request;

              (b) CONDUCT OF BUSINESS. Operate the business of the Seller and the Seller Group only in the usual, regular and ordinary manner as such business was conducted prior to the date hereof and, to the extent consistent with such operation, use its best efforts until the Closing Date to (i) preserve and keep intact the business and operations of the Seller and the Seller Group, (ii) keep available the services of the employees and independent contractors and (iii) preserve its relationships with customers, suppliers and others having business dealings with the Seller and the Seller Group;

              (c) MAINTENANCE OF PROPERTIES. Maintain the properties and assets of the Seller and the Seller Group, whether owned or leased, in good repair, order and condition, in accordance with the Seller's and the Seller Group's past practices, reasonable wear and tear excepted;

              (d) MAINTENANCE OF BOOKS AND RECORDS. Maintain the books and records in the usual, regular and ordinary manner, on a basis consistent with past practice;

              (e) COMPLIANCE WITH APPLICABLE LAW. Comply in all material respects with all laws applicable to the Seller and the Seller Group, their respective properties and assets;

              (f) PERFORMANCE OF OBLIGATIONS. Perform all the material obligations of the Seller and the Seller Group in accordance with the past practices of the Seller and the Seller Group;

              (g) APPROVALS, CONSENTS. Use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained by the ACGL, Seller and the Seller Group, including without limitation, the approval of Seller's shareholders, in order to effectuate the transactions contemplated hereby and deliver to Purchaser copies of such approvals and consents;

              (h) NOTICE OF MATERIAL DAMAGE. Give to Purchaser prompt written notice of any material damage by fire or other casualty upon the Seller and the Seller Group, their respective properties or assets;

              (i) ADVISE OF CHANGES. Advise Purchaser promptly in writing of any fact that, if it had been known at the date of this Agreement, would have been required to be set forth or disclosed in or pursuant to this Agreement, or which would result in the breach in any material respect by the Seller of any of its representations, warranties, covenants or agreements hereunder;

              (j) UPDATE SCHEDULES. Promptly disclose to Purchaser any information contained in the representations and warranties of the Seller contained in Section 2 or in the Schedules to this Agreement which is no longer complete or correct (including furnishing updated financial statements). Provided that no such disclosure shall be deemed to modify, amend or supplement the Seller's representations and warranties until the Closing, at which time if the Purchaser determines to proceed with the Closing notwithstanding a modification to the Schedules, Purchaser shall be deemed to have accepted such Schedules and only the updated

Schedules shall be considered for purposes of determining any indemnification obligations following Closing.

              (k) COMPLIANCE WITH AGREEMENT. Not undertake any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and use all reasonable efforts to do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement.

         4.2 PROHIBITED ACTIONS. Between the date of this Agreement and the Closing Date, the Seller shall not, and shall cause each other member of the Seller Group to not, except as otherwise agreed by Purchaser in writing:

              (a) SALE OF ASSETS. Sell, transfer, assign, lease, encumber or otherwise dispose of any of the assets or properties of the Seller or the Seller Group other than in the ordinary course of business consistent with past practices;

              (b) SALE OF SHARES. Directly or indirectly sell or otherwise transfer, or offer, agree or commit (in writing or otherwise) to sell or otherwise transfer, any of the outstanding equity securities of any member of the Seller Group. Further, no member of the Seller Group shall issue or sell, or otherwise commit to issue or sell, any shares of capital stock or other securities of any member of the Seller Group or any other rights convertible into or exchangeable for shares of capital stock or other securities of any member of the Seller Group.

              (c) NO DIVIDENDS; DISTRIBUTIONS. Declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock of any member of the Seller Group, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities.

              (d) BUSINESS CHANGES. Change in any material respect the character of the business and operations of the Seller Group;

              (e) INCURRENCE OF MATERIAL OBLIGATIONS. Incur any material fixed or contingent obligation or enter into any material agreement, commitment or other transaction or arrangement that is not in the ordinary course of business consistent with past practices;

              (f) INCURRENCE OF LIENS. Subject to lien, security interest or any other Encumbrance, other than Encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Seller Group, any of the assets or properties of the Seller Group;

              (g) CHANGE IN EMPLOYEE COMPENSATION AND BENEFITS. Increase the rate of compensation paid, or pay any bonus, to any employee of or consultant to any member of the Seller Group, except for those increase or bonuses planned, in the ordinary course of business consistent with past practices, or establish or adopt any new pension or profit-sharing plan, deferred compensation agreement or employee benefit arrangement of any kind whatsoever covering or affecting employees;

              (h) PUBLICITY; ADVERTISEMENT. Except as required by law, publicize, advertise or announce to any third party, except as required pursuant to this Agreement to obtain the consent of such third party, the entering into of this Agreement, the terms of this Agreement or the transactions contemplated hereby;

              (i) NO RELEASE. Except in the ordinary course of business consistent with past practices, cancel, release or relinquish any material debts of or claims against others held by any member of the Seller Group or waive any material rights of any member of the Seller Group; and

         4.3 NO TERMINATION OR MODIFICATION. Terminate or materially modify any material lease, contract, governmental license, permit or other authorization or agreement of any member of the Seller Group or by which any member of the Seller Group is bound.

         4.4 NO NEGOTIATION. During the Pre-Closing Period, Seller shall not, directly or indirectly:

              (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Purchaser) relating to a possible sale of the Business, any of the Purchased Assets or any of the stock or assets of any member of the Seller Group;

              (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non public information to, any Person (other than Purchaser) relating to or in connection with a possible sale of the Business, any of the Purchased Assets or any of the stock or assets of any member of the Seller Group; or

              (c) consider, entertain or accept any proposal or offer from any Person (other than Purchaser) relating to a possible sale of the Business, any of the Purchased Assets or any of the stock or assets of any member of the Seller Group.

              (d) Seller shall promptly notify Purchaser in writing of any material inquiry, proposal or offer relating to a possible sale of the Business, any of the Purchased Assets or any of the stock or assets of any member of the Seller Group that is received by Seller or any member of the Seller Group (or any of their respective Representatives) during the Pre-Closing Period.

5.       CERTAIN COVENANTS

         5.1 FURTHER ASSURANCES. Prior to and after the Closing Date, the Seller and its respective affiliates shall, at the request of Purchaser, execute, acknowledge and deliver to Purchaser, without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action, as Purchaser may reasonably request to consummate the transactions contemplated by this Agreement. Additionally, Seller shall take such actions as may be necessary to satisfy the condition set forth in Section 6.10.

         5.2 ACCOUNTS RECEIVABLE PAYMENT. In the event that any Party hereto at any time receives any funds from any third party that are properly payable to any other Party hereto, the Party receiving such funds shall promptly remit such funds to the Party entitled to such funds.

         5.3 RESTRICTIONS ON TRANSFER. Seller agrees not to make any transfer or disposition of all or any portion of the Conrad ISP Shares unless and until such transferee shall have returned the Conrad ISP Investor Representation Letter attached as Exhibit H.

         5.4 BRIDGE LOAN AND VOTING AGREEMENT. Conrad shall provide bridge financing in an amount not to exceed $300,000. As conditions to funding the bridge financing, ACGL shall have: (i) obtained a voting agreement in the form attached hereto as Exhibit D executed by Skymaster Investments Limited, The Cutler Group II, Atsuko Hamasaki, as Trustee of The Yuen 1993 Irrevocable Trust and Thomas C.K. Yuen and Misako Yuen, as co-trustees of the Thomas Yuen Family Trust and each of their respective affiliates and (ii) a duly executed promissory note.

         5.5 SHUTDOWN OF DORMANT SUBSIDIARIES. Purchaser hereby agrees to facilitate the termination, dissolution or strike-off of the Dormant Subsidiaries.

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         The obligations of Purchaser to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

         6.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by the Seller in this Agreement and in each of the other agreements and instruments delivered to Purchaser in connection with the Transactions shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date.

         6.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Seller is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

         6.3 AGREEMENTS AND DOCUMENTS. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

              (a) the Bill of Sale in the form attached as Exhibit E transferring title to the Purchased Assets to Purchaser;

              (b) such other documents evidencing the transfer of the Purchased Assets to Purchaser as are reasonably requested by Purchaser;

              (c) evidence that any notices or filings required to have been given to or made with Governmental Bodies in connection with the Transactions have been given and made and that all Consents required to have been obtained in connection with the Transactions have been obtained;

              (d) a legal opinion of BVI counsel, counsel to Seller, substantially in the form attached hereto as Exhibit F;

              (e) the Escrow Agreement;

              (f) such other documents as Purchaser may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Seller, (ii) evidencing the compliance by Seller with, or the performance by Seller of, any covenant or obligation set forth in the Agreement, (iii) evidencing the satisfaction of any condition set forth in this
Section 6 or (iv) otherwise facilitating the consummation or performance of any of the Transactions;

         6.4 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Transactions that makes consummation of the Transactions illegal.

         6.5 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Transactions or seeking to prohibit or limit the exercise by Seller of any material right pertaining to its ownership of the Purchased Assets.

         6.6 SATISFACTORY COMPLETION OF PRE-ACQUISITION REVIEW. Purchaser shall have satisfactorily completed its pre-acquisition review of the Business and the conditions, assets, liabilities, operations, financial performance, net income and prospects of each member of the Seller Group, and shall be satisfied with the results of that investigation and review.

         6.7 FINANCING. Purchaser shall have received, on terms that shall be satisfactory to Purchaser in its sole discretion, the proceeds of an equity financing of at least $6,677,000.00.

         6.8 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change in the business, condition, assets, liabilities, operations, financing performance, net income or prospects of Seller or the Seller Group, since the date of this Agreement.

         6.9 ACTIONS SATISFACTORY. All actions and proceedings taken in connection with the Transactions, and all documents relating to the Transactions, shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

         6.10 RESOLUTION OF OBLIGATIONS TO PHILIP WONG. Seller, ACGL and their affiliates shall have received a release from Philip Wong in favor of Seller Group to the reasonable satisfaction of the Purchaser of obligations of the Seller Group to Mr. Wong, if any (the "Wong Release"); provided that, in the event such release cannot be obtained, the Seller and Purchaser shall amend this Agreement to establish an additional cash purchase price holdback in the amount not to exceed $200,000, which holdback shall provide for release to Seller upon the earlier of (i) receipt of such Wong Release following closing or (ii) 1 year.

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligations of Seller to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of the following conditions:

         7.1 ACCURACY OF REPRESENTATIONS. Each of the representations and warranties made by Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date.

         7.2 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Transactions that makes consummation of any of the Transactions illegal.

         7.3 AGREEMENTS AND DOCUMENTS. Seller shall have received the following agreements and documents, each of which shall be in full force and effect:

              (a) Assignment Agreement in the form attached as Exhibit J;

              (b) the Escrow Agreement;

              (c) a legal opinion of Cooley Godward LLP, counsel to Purchaser, substantially in the form attached hereto as Exhibit G.

              (d) such other documents as Seller may reasonably request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Purchaser, (ii) evidencing the compliance by Purchaser with, or the performance by Purchaser of, any covenant or obligation set forth in the Agreement, or (iii) evidencing the satisfaction of any condition set forth in this Section 7.

         7.4 NO LEGAL PROCEEDINGS. No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Transactions.

         7.5 ACTIONS SATISFACTORY. All actions and proceedings taken in connection with the Transactions, and all documents relating to the Transactions, shall be reasonably satisfactory in form and substance to Seller and its counsel, provided that, such condition shall be deemed to have been waived upon execution of the bridge loan promissory note referenced in Section 5.4.

         7.6 SHAREHOLDER APPROVAL. Holders of a majority of the outstanding shares of ACGL shall have approved the general terms and conditions of this Agreement and the transactions contemplated thereby; provided that, notwithstanding the foregoing, such shareholders shall not be required to have approved each and every term hereof or any amendments or modifications hereto that are approved by the members of the board of directors not having an interest in the Purchaser, including but not limited to, any amendments necessary to effect the terms of Section 6.10.

8.       TERMINATION

         8.1 TERMINATION EVENTS. This Agreement may be terminated prior to the
Closing:

              (a) by Purchaser at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

              (b) by Seller at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

              (c) by Purchaser if the Closing has not taken place on or before March 1, 1999 (other than as a result of any failure on the part of Purchaser to comply with or perform any covenant or obligation of Purchaser set forth in this Agreement);

              (d) by Seller if the Closing has not taken place on or before March 1, 1999 (other than as a result of the failure on the part of Seller to comply with or perform any covenant or obligation set forth in this Agreement); or

              (e) by the mutual consent of Purchaser and Seller.

         8.2 TERMINATION PROCEDURES. If Purchaser wishes to terminate this Agreement pursuant to Section 8.1(a) or Section 8.1(c), Purchaser shall deliver to Seller a written notice stating that Purchaser is terminating this Agreement and setting forth a brief description of the basis on which Purchaser is terminating this Agreement. If Seller wishes to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d), Seller shall deliver to Purchaser a written notice stating that Seller is terminating this Agreement and setting forth a brief description of the basis on which Seller is terminating this Agreement.

         8.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that neither Seller nor Purchaser shall be relieved of any obligation or Liability arising from any prior breach by such party of any provision of this Agreement. If this Agreement is terminated for any reason pursuant to this Section 8, each Party shall return to the other Party all documents and copies thereof which shall have been furnished to it by such other Party or, with the agreement of the other Party, shall destroy all such documents and copies thereof and certify in writing to the other Party any such destruction.

9.       INDEMNIFICATION AND OTHER REMEDIES

         9.1 SURVIVAL OF REPRESENTATIONS AND COVENANTS.

              (a) The representations, warranties, covenants and obligations of each party shall survive the Closing, to the extent provided in this Section 9.1(a). If the Seller or Purchaser (i) had actual knowledge on or prior to the Closing that it was in material breach of a representation or warranty made by it, and (ii) allowed the Closing to occur, then the indemnification set forth in this Section 9 will not terminate as specified in the third sentence of this
Section 9.1(a), but shall survive and continue indefinitely. All other representations and warranties (as well as covenants and obligations to be performed prior to the Closing Date) of the parties shall terminate on the earlier to occur of (i) six (6) months of the Closing Date and (ii) the expiration of the applicable statute of limitation period or periods legally applicable to them; provided, however, that if a Claim Notice relating to any representation or warranty is given to the other party on or prior to the date identified in clause (i) or (ii) above, as applicable, then, notwithstanding anything to the contrary contained in this Section 9.1(a), the representations or warranties shall not so expire, but rather shall remain in full force and effect until such time as all claims that are based upon the same general set of facts are fully and finally resolved, either by means of a written settlement agreement executed on behalf of the Seller and Purchaser or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

              (b) The representations, warranties, covenants and obligations of the respective parties, and the rights and remedies that may be exercised by any of them, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the parties or any of their Representatives. Any investigation by such persons shall be for their own protection only and shall not affect or impair any right or remedy hereunder.

              (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedules shall be deemed to be a representation and warranty of the Seller.

              (d) For purposes of this Agreement, a "Claim Notice" relating to a particular claim for indemnification shall be deemed to have been given if any applicable indemnitee, acting in good faith, delivers to the other party a written notice stating that such applicable indemnitee believes that it is entitled to indemnification hereunder and setting forth (i) a brief description of the circumstances supporting such Indemnitee's belief, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the Damages that have arisen and may arise as a direct or indirect result of such possible claim.

         9.2 INDEMNIFICATION BY THE SELLER.

              (a) The Seller shall hold harmless and indemnify the Purchaser Indemnitees, from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages which are suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of, or are directly or indirectly connected with:

                   (i) any Breach of any representation or warranty made by the Seller in this Agreement or any of the other Transactional Agreements;

                  (ii) any Breach of any covenant or obligation of the Seller contained in this Agreement or in any of the other Transactional Agreements;

                 (iii) any Liability of Seller;

                  (iv) any Liability to which Purchaser or any other Purchaser Indemnitees may become subject and that arises directly or indirectly from or related directly or indirectly to any services performed on or prior to the Closing Date by or on behalf of Seller or any member of the Seller Group or the operation by Seller or any member of the Seller Group of its business on or prior to the Closing Date; or

                   (v) any Legal Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clauses (i) - (iv) above (including any Legal Proceeding commenced by any Purchaser Indemnitee for the purpose of enforcing any of its rights under this
Section 9).

              (b) The Seller shall not be required to make any indemnification payment pursuant to this Section 9 unless a Claim Notice is delivered prior to expiration of the applicable survival period set forth in Section 9.1(a).

              (c) Subject to Section 9.2(a), the Seller shall not be required to make any indemnification payment pursuant to Section 9, for any Breach of any of their representations and warranties until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Purchaser Indemnitees or to which any one or more of the Purchaser Indemnitees has or have otherwise become subject, exceeds $50,000 in the aggregate.

              (d) The limitation on the indemnification obligations set forth in
Section 9.2(e) shall not apply to any Breach of any representation or warranty made by the Seller or of any covenant or obligation of the Seller arising directly or indirectly from any circumstance of which the Seller had actual knowledge on or prior to the Closing Date.

              (e) The aggregate liability of Seller under this Section 9.2 shall in no event exceed the amount of the Holdback Funds and the Holdback Funds shall be held as collateral for the Seller's indemnification obligations under this
Section 9. Purchaser agrees that it shall seek any indemnification obligation owed to it hereunder solely out of the Holdback Funds.

         9.3 INDEMNIFICATION BY THE PURCHASER.

              (a) Purchaser shall hold harmless and indemnify the Seller, from and against, and shall compensate and reimburse each of the Seller for, any Damages which are suffered or incurred by the Seller or to which the Seller may otherwise become subject at any time (regardless of whether or not such Damages relate to any third party claim) and which arise from or as a result of, or are directly or indirectly connected with:

                   (i) any Breach of any representation or warranty made by the Purchaser in this Agreement or any of the other Transactional Agreements; or

                   (ii) any Breach of any covenant or obligation of the Purchaser contained in this Agreement or in any of the other Transactional Agreements.

                   The Purchaser shall not be required to make any indemnification payment pursuant to this Section 9.3(a) unless a Claim Notice is delivered prior to expiration of the applicable survival period set forth in
Section 9.1(a).

              (b) Purchaser shall hold harmless and indemnify the Seller or ACGL, from and against, and shall compensate and reimburse each of the Seller and ACGL for, any liability or Damages which are suffered or incurred by the Seller or ACGL or to which the Seller or ACGL may otherwise become subject at any time (regardless of whether or not such liability or Damages relate to a third party claim) and that arises directly or indirectly from, or is related directly or indirectly to, the operation by Purchaser and its subsidiaries of their respective businesses on or after the Closing Date; including but not limited to the performance of any services by the Purchaser and its subsidiaries. Notwithstanding anything to the contrary, this covenant and the related right to indemnification shall survive and continue indefinitely.

              (c) The limitation on the indemnification obligations set forth in
Section 9.3(d) shall not apply to any Breach of any representation or warranty made by the Purchaser or of any covenant or obligation of the Seller arising directly or indirectly from any circumstance of which the Purchaser had actual knowledge on or prior to the Closing Date.

              (d) The aggregate liability of Purchaser under this Section 9.3, other than Section 9.3(b), shall in no event exceed $220,000.

10.      MISCELLANEOUS PROVISIONS

         10.1 CERTAIN DISCLAIMERS. Seller acknowledges that, notwithstanding anything to the contrary contained in this Agreement, Purchaser has not made or provided, and Purchaser is not making or providing, any representation, warranty, covenant or assurance of any nature (implied or otherwise) regarding the manner in which any of the Transactions will be treated or characterized for Tax purposes, or the Tax consequences of any of the Transactions to Seller.

         10.2 FEES AND EXPENSES.

              (a) Subject to the provisions of Section 9 (including the indemnification and other obligations of Seller thereunder) each party shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to counsel to Seller) that have been incurred or that are in the future incurred by, on behalf of such party in connection with:

                   (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions;

                  (ii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions;

                 (iii) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and

                  (iv) the consummation and performance of the Transactions.

         10.3 ATTORNEYS' FEES. If any legal action or other Legal Proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         10.4 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth beneath the name of such party or the signature page hereto (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto).

         10.5 TIME OF THE ESSENCE. Time is of the essence with respect to this Agreement.

         10.6 HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

         10.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         10.8 GOVERNING LAW AND CHOICE OF FORUM. The validity and interpretation of this Agreement shall be construed in accordance with, and governed by the internal laws of the State of California, without regard to conflicts of law principles. All claims, disputes or causes of action relating to or arising out of this Agreement shall be brought, heard and resolved solely and exclusively by and in a federal or state court situated in Santa Clara County, California. Each of the parties hereto agrees to submit to the jurisdiction of such courts shall be proper for all purposes of this Agreement.

         10.9 SUCCESSORS AND ASSIGNS; PARTIES IN INTEREST. This Agreement shall be binding upon Seller and Purchaser and their respective successors and assigns. The Seller shall not be permitted to assign any rights or delegate any obligations under this Agreement without Purchaser's prior written consent, which will not be unreasonably withheld. Except for the provisions of Section 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns, except with respect to the payment of the consideration for the purchase of assets described herein.

         10.10 WAIVER.

              (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

              (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         10.11 AMENDMENTS. This Agreement may be amended, modified, altered or supplemented only by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

         10.12 SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         10.13 ENTIRE AGREEMENT. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof except for the Bridge Loan entered into between Purchaser and Asia Online Ltd.

         10.14 CONSTRUCTION.

              (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

              (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

              (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

              (d) Except as otherwise indicated, all references in this Agreement to "Sections" are intended to refer to Sections of this Agreement.

         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed and delivered as of February 10, 1999.

                                        ACG INC.,
                                        a British Virgin Islands corporation


                             By: /s/ KEVIN H. RANDOLPH
                                 ---------------------------------------------
                             Name: Kevin H. Randolph
                                   -------------------------------------------
                             Title: President & CEO
                                    ------------------------------------------
                             Address:     23/F Citicorp Centre
                                          18 Whitfield Road
                                          Causeway Bay, Hong Kong
                                          852-2837-8889
                                          415-680-1602 (fax)

                             with a copy to:

                                          John Della Grotta
                                          Paul, Hastings, Janofsky & Walker LLP
                                          695 Towne Centre Drive
                                          Costa Mesa, CA  92626-1924
                                          714-668-6200
                                          717-979-1921 (fax)


                             CONRAD ISP, INC.
                             a Delaware corporation

                             By: /s/ BRADLEY A. FELD
                                 ---------------------------------------------
                             Title: President
                                    ------------------------------------------
                             Address:
                                    ------------------------------------------

                                    ------------------------------------------

                                    ------------------------------------------

                             With a copy to:
                                             Michael Platt, Esq.
                                             Cooley Godward LLP
                                             2595 Canyon Blvd.
                                             Suite 250
                                             Boulder, CO  80302
                                             (303) 546-4000
                                             (303) 546-4099 (fax)

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

         For purposes of the Agreement (including this Exhibit A):

         AGREEMENT. "Agreement" shall mean the Asset Purchase Agreement to which this Exhibit A is attached, as it may be amended from time to time.

         BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

         BUSINESS. "Business" shall mean the internet access and associated services business and operations conducted by the Seller Group.

         CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         CONRAD ISP SHARES. "Conrad ISP Shares" shall have the meaning given to such term in Section 1.2(c).

         CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

         CONTRACT. "Contract" shall mean any written or oral agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

         DAMAGES. "Damages" shall include any loss, damage, injury, decline value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature but not including consequential or incidental damages.

         DISCLOSURE SCHEDULE. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Purchaser on behalf of the Seller Group.

         DORMANT SUBSIDIARIES. "Dormant Subsidiaries" shall mean Worldlink Communications Limited (HK), Evolution Limited (HK), Information Resources Group Limited (HK), HK Internet Users Association Ltd. (HK) and Asia Communications Global Ltd. (HK)

         ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

         ENTITY. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

         ENVIRONMENTAL CLAIM. Environmental Claim means any notice (written or oral) by any Person or Entity alleging potential Liability arising out of, based on, or resulting from (i) the presence or release into the environment of any Material of Environmental Concern at any location, whether or not owned by any member of the Seller Group, or (ii) circumstances forming the basis of any violation, or alleged violation of any Environmental Law.

         ENVIRONMENTAL LAWS. Environmental Laws shall mean all existing or past statutes, regulations, ordinances, orders, actions, policies and common law of the jurisdiction in which the Person in connection with which the term is used is organized or operates, relating to pollution or protection of human health or environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, disposal, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Matters of Environmental Concern.

         FINANCIAL STATEMENTS. "Financial Statements" shall have the meaning given to such term in Section 2.4.

         GAAP. "GAAP" shall mean generally accepted accounting principles in Hong Kong.

         GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any: (a) permit, license, certificate or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

         GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

         HOLDBACK FUNDS. "Holdback Funds" shall have the meaning give to such term in Section 1.2(b) of the Agreement.

         KNOWLEDGE. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if:

              (a) such individual is actually aware of such fact or other matter; or

              (b) a prudent individual could be expected to discuss or otherwise become aware of such fact or other matter in the course of conducting a diligent and comprehensive investigation concerning the truth or existence of such fact or other matter.

              Seller shall be deemed to have Knowledge of a particular fact or other matter if any officer of Seller (or any other officer of the Seller Group) has Knowledge of such fact or other matter.

         LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

         LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local or municipal law, statute, constitution, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

         LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

         MATERIAL OF ENVIRONMENTAL CONCERN. "Material of Environmental Concern" shall mean any substance: (i) the presence of which requires or may require investigation or remediation of any kind under any statute, regulation, ordinance, order, action or policy of the jurisdiction in which the Person in connection with which the term is used is organized or operates; or (ii) which is or becomes defined as "hazardous waste," "hazardous substance," pollutant or contaminant under any such statute, regulation, rule or ordinance or amendments thereto.

         ORDER. "Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

         ORDINARY COURSE OF BUSINESS. An action taken by or on behalf of any member of the Seller Group shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

              (a) such action is recurring in nature, is consistent with the past practices of such member and is taken in the ordinary course of the normal day-to-day operations of such member;

              (b) such action is taken in accordance with sound and prudent business practices;

              (c) such action is not required to be authorized by the shareholders of the member of the Seller Group, the board of directors of such member or any committee of the board of directors of such member and does not require any other separate or special authorization of any nature.

         PERSON. "Person" shall mean any individual, Entity or Governmental
Body.

         PROPRIETARY ASSET. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset.

         PURCHASED ASSETS. "Purchased Assets" shall have the meaning set forth on Exhibit B hereto.

         PURCHASER INDEMNITEES. "Purchaser Indemnitees" shall mean the following
Persons: (a) Purchaser; (b) Purchaser's current and future affiliates; (c) the respective representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that in no event shall Seller, any other member of the Seller Group or Affiliate thereof be deemed to be a "Purchaser Indemnitee."

         REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

         SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         SELLER CONTRACT. "Seller Contract" shall mean any Contract relating to the Business: (1) to which any member of the Seller Group is a party; (2) by which any member of the Seller Group or any of the Purchased Assets is or may become bound or under which any member of the Seller Group has, or may become subject to, any obligation; or (3) under which any member of the Seller Group has or may acquire any right or interest.

         SELLER GROUP. "Seller Group" means the group of companies consisting of the Seller and each other company owned directly or indirectly, through one or more subsidiaries by the Seller, as set forth in Part 2.1 of the Disclosure Schedule, except for the Dormant Subsidiaries.

         SELLER PROPRIETARY ASSET. "Seller Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any member of the Seller Group, or otherwise used by any member of the Seller Group, with respect to the Business.

         TRANSACTIONAL AGREEMENTS. "Transactional Agreements" shall mean: (a) the Agreement; (b) the Bill of Sale; (c) the Escrow Agreement; and (d) the Closing Certificate.

         TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Purchased Assets by the Seller to the Purchaser in accordance with the Agreement; and (ii) the performance by the Seller, the other members of the Seller Group and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller, the other members of the Seller Group and the Purchaser of their respective rights under the Transactional Agreements.

         UNAUDITED INTERIM BALANCE SHEET. "Unaudited Interim Balance Sheet" shall have the meaning given to such term in Section 2.4.

                                    EXHIBIT B

                                PURCHASED ASSETS

Purchased Assets shall mean and include: (i) all of the properties, rights, interests and other tangible and intangible assets of Seller (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any assets acquired by Seller during the Pre-Closing Period; and (ii) any other assets that are owned by Seller and that are needed for the conduct of, or are useful in connection with, the business of Seller and the Seller Group; provided, however, that the Purchased Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Purchased Assets shall include:

              (1) all accounts receivable, notes receivable (including rights to any intercompany loans or similar obligations between the Seller and ACGL on one side and the Seller Group on the other) and other receivables of Seller (including all accounts receivable identified in Part 2.8 of the Disclosure Schedule and all accounts receivable of Seller that have arisen since December 31, 1998);

              (2) all work-in-progress of Seller, and all rights to collect from customers (and to retain) all fees and other amounts payable, or that may become payable, to Seller with respect to services performed on behalf of Seller on or prior to the Closing Date;

              (3) all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of Seller (including the tangible assets identified in Part 2.11 of the Disclosure Schedule);

              (4) all advertising and promotional materials possessed by Seller;

              (5) all Proprietary Assets and goodwill of Seller and the Proprietary Assets identified in Part 2.13 of the Disclosure Schedule;

              (6) all rights of Seller under the Seller Contracts (including the Seller Contracts identified in Part 2.14 of the Disclosure Schedule);

              (7) all Governmental Authorizations held by Seller (including the Governmental Authorizations identified in Part 2.17 of the Disclosure Schedule);

              (8) all claims (including claims for past infringement of Proprietary Assets) and causes of action of Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted by Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Seller (regardless of whether such rights are currently exercisable);

              (9) all books, records, files and data of Seller; and

              (10) 100% of the shares of capital stock of ACG International Inc., a British Virgin Islands corporation, ACG Resources Inc., a British Virgin Island corporation, and ACG China Inc., a British Virgin Islands corporation.

              EXCLUDED ASSETS shall mean the consideration paid to Seller pursuant to this Agreement.